EXHIBIT 4(c)


                          GLOBAL DIRECTMAIL CORP

                1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


1. Purpose

         The purpose of the Global DirectMail Corp 1995 Stock Plan for Non-Employee Directors (the "Plan") is to promote the interests of Global DirectMail Corp (the "Company") and its stockholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, par value $0.01 per share (the "Shares") of the Company.

2. Administration

         The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of Shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3. Eligibility

         The class of individuals eligible to receive grants of options under the Plan shall be directors of the Company who are not employees of the Company or its affiliates ("Eligible Directors"). Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

4. Shares Subject to the Plan

         Subject to adjustment as provided in Section 6, an aggregate of 100,000 Shares shall be available for issuance under the Plan. The Shares deliverable upon the exercise of options may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, or without delivery of Shares in connection with such termination, the Shares subject to, but not delivered under, such option shall be available for issuance under the Plan.

5. Grant, Terms and Conditions of Options

         (a) Effective July 13, 1995 (the "Effective Date"), subject to approval of the Plan by the stockholders of the Company, each person who is then an Eligible Director will be granted, as of such date, an option to purchase 5,000 Shares.

         (b) Subject to approval of the Plan by the stockholders of the Company, each person who first becomes an Eligible Director after the Effective Date will be granted, on the date that such person becomes an Eligible Director, an option to purchase 5,000 Shares.

         (c) Immediately following each Annual Stockholders Meeting (commencing with the Annual Stockholders Meeting in 1996), each person who (x) is an Eligible Director immediately following such meeting and (y) has served as an Eligible Director at any time during the year ended December 31 prior to such meeting will be granted, as of the date of such meeting, an option to purchase 2,000 Shares.

         (d) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

         (i) Price. The purchase price per Share deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of the Plan, Fair Market Value shall be the average of the highest and lowest per share sales prices as reported on the principal exchange on which the Shares are listed for the date in question, or if there were no sales on such date, on the first date prior thereto on which the Shares were so traded.

         (ii) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash.

         (iii) Exercisability and Term of Options. Options shall be exercisable immediately and shall be exercisable until the earlier of (A) ten years from the date of grant and (B) the expiration of the one year period provided in paragraph (iv) below.

         (iv) Termination of Service as Eligible Director. Upon termination of a Participant's service as a director of the Company for any reason, all outstanding options held by such Eligible Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date upon which the Participant ceases to be a Director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

         (v) Nontransferability of Options. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing, options may be transferred pursuant to a qualified domestic relations order.

         (vi) Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6. Adjustment of and Changes in Shares

         In the event of a stock split, stock dividend, extraordinary cash dividend, reorganization, recapitalization, spinoff, partial liquidation, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per Share thereunder in order to prevent enlargement or dilution of the benefits intended to be provided hereunder or under any outstanding award agreement.

7. No Rights of Stockholders

         Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.


8. Plan Amendments

         The Plan may be amended by the Board as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that any such amendment shall be approved by the stockholders of the Company if such stockholder approval is necessary to comply with or qualify for any regulation or qualification requirement for which or with which the Board deems it necessary or desirable to comply or qualify. The provisions of Sections 3 and 5 may not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules under either such statute; provided, however, that this sentence shall not apply unless such application is necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

9. Listing and Registration.

         Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Shares, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

10.      Duration of Plan

         The Plan shall terminate the day following the tenth Annual Stockholders Meeting at which Directors are elected succeeding the Annual Stockholders Meeting at which the Plan was approved by Stockholders, unless the Plan is extended or terminated at an earlier date by Stockholders or is terminated by exhaustion of the Shares available for issuance hereunder.